UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2020

CENTRAL FEDERAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25045	34-1877137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

7000 N. High Street, Worthington, Ohio	43085	(614) 334-7979
(Address of principal executive offices)	(Zip Code)	(Registrant’s Telephone Number)

(former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CFBK	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

On June 25, 2020, Central Federal Corporation (the “Company”) and its wholly-owned subsidiary, CFBank, announced that John W. Helmsdoerfer will resign as Executive Vice President and Chief Financial Officer of CFBank and as Chief Financial Officer and Treasurer of the Company effective as of July 8, 2020.  In connection with Mr. Helmsdoerfer’s resignation, the Company and CFBank entered into a Resignation Agreement and General Release with Mr. Helmsdoerfer setting forth the terms of his separation from service with the Company and CFBank (the “Resignation Agreement”).

Pursuant to the terms of the Resignation Agreement, Mr. Helmsdoerfer will resign as an officer and employee of the Company and CFBank effective at the close of business on July 8, 2020.  Mr. Helmsdoerfer will  assist the Company and CFBank to help transition his job responsibilities, both prior to and after his resignation.  In addition, Mr. Helmsdoerfer agrees to abide by confidentiality and non-disparagement covenants contained in the Resignation Agreement and will also continue to be subject to non-solicitation covenants under his Employment Agreement for a period of one year following his resignation.  Except for such non-solicitation covenants, the Employment Agreement among the Company, CFBank and Mr. Helmsdoerfer will terminate effective upon his resignation.  Mr. Helmsdoerfer also agreed to a release of any and all claims against the Company, CFBank and their affiliates and related parties which in any way relate to Mr. Helmsdoerfer’s employment and association with the Company and CFBank or the termination of that employment and association.

Mr. Helmsdoerfer will be entitled to the following in exchange for his covenants and releases under the terms of the Resignation Agreement: (a) a lump sum payment in the amount of $148,020, less applicable payroll deductions, within 14 days following the effective date of the Resignation Agreement, in respect of Mr. Helmsdoerfer’s salary through the end of the year and the value of certain Company stock; (b) a prorated incentive payment, in an amount to be recommended by the CEO and approved by the Compensation Committee of the Board of Directors of the Company, based on the achievement of Company performance objectives established by the Compensation Committee for the year ending December 31, 2020 under the Central Federal Corporation Incentive Compensation Plan (which incentive payment will not exceed $100,000); and (c) vesting of the remaining portions of the incentive stock options and restricted stock previously awarded to Mr. Helmsdoerfer under the Company’s equity incentive plans.

The foregoing description of the Resignation Agreement is qualified in its entirety by reference to the Resignation Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported under Item 1.01 above, the Company and CFBank announced on June 25, 2020 that John Helmsdoerfer will resign as Executive Vice President and Chief Financial Officer of CFBank and as Chief Financial Officer and Treasurer of the Company effective as of July 8, 2020.  Mr. Helmsdoerfer is resigning for personal reasons and there were no disagreements between Mr. Helmsdoerfer and the Company or CFBank.  His departure is not related to the operations, policies or practices of the Company or CFBank or any issues regarding accounting policies or practices.

The Board of Directors of the Company and CFBank intends to conduct a search of potential internal and external candidates to replace Mr. Helmsdoerfer.  In the interim, the Company’s President and Chief Executive Officer, Timothy O’Dell, will work with CFBank’s Controller, Kevin Beerman, to assume the duties as principal financial officer and principal accounting officer of the Company.

A copy of the press release announcing Mr. Helmsdoerfer’s resignation is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits
10.1Resignation Agreement and General Release, dated June 19, 2020, among Central Federal Corporation, CFBank and John W. Helmsdoerfer
99.1Press Release issued by Central Federal Corporation on June 25, 2020 announcing the resignation of John W. Helmsdoerfer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Federal Corporation

Date: June 25, 2020	By:	/s/ Timothy T. O’Dell
Timothy T. O’Dell
President and Chief Executive Officer